Alpha Natural Resources, Inc.

Contact: Ted Pile (276) 623-2920

FOR IMMEDIATE RELEASE

Alpha Natural Resources Appoints Ted Wood to Board

ABINGDON, Va., January 25, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, today elected Ted G. Wood to the company’s board of directors. Mr. Wood will serve initially on the board’s audit, compensation, and nominating and corporate governance committees.

In 1996, Mr. Wood joined the Virginia-based United Co., a diversified energy and financial services company, and was president of its operating companies from 1998 until his retirement in 2002, at which time he was also serving as vice chairman of the United Co.

From 1994 to 1996, Mr. Wood served as president and CEO of KV Pharmaceutical Co. in St. Louis. Prior to that time he held executive positions with several pharmaceutical companies, including president of Beecham Laboratories, U.S.A. and executive vice president—marketing and sales for SmithKline Beecham.

Mr. Wood is a current or former director of several other concerns, including King Pharmaceuticals, Inc., Pozen, Inc., Pharmaceutical Research and Manufacturers of America and Dominion National Bank. Mr. Wood served two tours of active military duty in 1960-1962. He is a graduate of the University of Kentucky at Lexington.

Immediately prior to Mr. Wood’s appointment as a director of Alpha Natural Resources, the board accepted the resignation of director Alex T. Krueger. Both Mr. Krueger and William E. Macaulay, who resigned as a director on January 19, are affiliated with First Reserve Corporation, a private equity firm focused on the energy industry. First Reserve was one of the original equity investors in Alpha Natural Resources, which completed its initial public offering in February 2005. With the completion of a secondary common stock offering of 14,163,527 shares yesterday, First Reserve no longer has an ownership position in Alpha Natural Resources.

“With their extensive experience in the energy sector and more specifically the coal business, Bill Macaulay and Alex Krueger brought a tremendous amount of experience to the table in building this company from scratch into a true competitive force in the U.S. coal industry,” said Hans J. Mende, chairman of the board of Alpha Natural Resources. “On behalf of the board and management, we are deeply grateful for their unfailing confidence in Alpha and their dedication to its success.”

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 92 percent of the company’s reserve base is high Btu coal and 90 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 69 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ approximately 3,200 people.

ANRG

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